January 7, 2016
For Immediate Release

Contacts:
Brett Caines| CFO
Investor Relations
910.796.1645

Micah Davis | Marketing Director
Media Relations
910.550.2255

Live Oak Bancshares Names Greg Thompson to New Chief Operating Officer (COO) Role

Wilmington, N.C. January 7, 2016 (GLOBE NEWSWIRE) -- Live Oak Bancshares (“Live Oak”) (NASDAQ: LOB) today announced that its Board of Directors has promoted Greg Thompson to the role of Chief Operating Officer. With the promotion of Thompson, Live Oak is adding management depth to support its fast growing business. Thompson will continue to report to Neil Underwood, President of Live Oak.

“With new vertical growth, critical initiatives such as e-Lending and our deposits platform build-out, comes the need to add seasoned management experience to the team. Greg’s background in technology and operations makes him uniquely qualified to help us further scale the business,” said Underwood.

Prior to joining Live Oak, Thompson was Executive Vice President of Shared Services at Square 1 Bank. He recently joined Live Oak to lead the newly launched e-Lending initiative. As a veteran of the financial services industry with over 30 years of experience, Thompson is well-suited to take on the day-to-day management of Live Oak’s operations.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.

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